FOR IMMEDIATE RELEASE	CONTACT:	Hayden Communications
November 12, 2008		Investors: Brett Maas
brett@haydenir.com
(646) 536-7331
or
Cameron Donahue
cameron@haydenir.com
(651) 653-1854

ATRINSIC NAMES JEROME A. CHAZEN AS CHAIRMAN, ADDS MARK DYNE AND JEFFREY SCHWARTZ TO BOARD OF DIRECTORS

Co-Founder of Liz Claiborne, Inc. and Founder of the Jerome A. Chazen Institute of International Business (Columbia Business School) Elected Chairman

Europlay Capital Advisors’ Dyne, and Schwartz, Former President & CEO of Autobytel, Inc., elected to Board

New York (November 12, 2008) - New Motion, Inc. doing business as Atrinsic (NASDAQ: NWMO), announced today, that Jerome A. Chazen has been named the Chairman of the Company’s Board of Directors, effective November 11. Mr. Chazen, who has been a director of Atrinsic since 2006, replaces Mr. Robert B. Machinist, who became Atrinsic’s Chairman upon the completion of the Company’s merger with Traffix, Inc. on February 4, 2008. Mr. Machinist has resigned from the Company’s Board of Directors and will serve as a consultant to the CEO and the Board.

In addition, the Company has appointed two new directors, Mark Dyne and Jeffrey Schwartz, and announced that Andrew Stollman, the Company’s President, has also resigned from the Company’s Board. Mr. Stollman will remain with the Company within his current operating role. Mr. Schwartz and Mr. Chazen are both independent directors.

Mr. Dyne currently serves as the CEO and the Chairman of Europlay Capital Advisors, LLC, a merchant banking and advisory firm. In this capacity, he provides corporate advisory services. Mr. Dyne served as one of the first board members and was one of the earliest investors in Skype and Joost.com. He previously served as Chief Executive Officer of Sega Gaming Technology Inc. (USA), Virgin Interactive Entertainment Ltd., and Sega Ozisoft Pty Ltd.

Mr. Dyne commented, “I am pleased to be joining the board at this exciting point in the corporate evolution of Atrinsic because I believe the Internet and mobile content sector will continue to be an area of significant growth, and I continue to be impressed with Atrinsic’s compelling business and competitive position.”

Mr. Schwartz is the former President and CEO of Autobytel, Inc., where he created a leading online automotive marketing services company with operations in the U.S., Europe and Asia. Previously, Mr. Schwartz was President, CEO and a director of Autoweb.com, Inc. and he also held several senior executive positions at The Walt Disney Company, including Corporate Vice President responsible for worldwide corporate alliance business development. Mr. Schwartz is the founder and Managing Partner of Vertical Passion Media, a leading web publisher. He also serves on the board of US Auto Parts, the number one ranked automotive ecommerce site on the Internet.

Mr. Chazen commented, “Atrinsic represents an exciting and emerging opportunity and I’m excited to add two proven leaders in digital media and marketing to our board. We are focused on developing Atrinsic into a leading Internet and mobile content company. I also want to welcome Mr. Schwartz and Mr. Dyne to our board. Jeffrey brings a proven track record at creating shareholder value, ranging from business development, marketing and licensing for Disney to the development of Autobytel. Mark has a long history of developing digital properties and technology focused businesses around the world. Both of these industry leaders will be of incredible value to our enhanced board of directors.”

Mr. Chazen continued, “I also want to thank Mr. Machinist and Mr. Stollman for their valued service to the Board of Directors and their many contributions to the organization. I am pleased that Andrew will continue to serve Atrinsic as its President. Bob was instrumental in helping to successfully close the Company’s merger with Traffix. Now that this important transaction is complete, he will remain as a consultant to the company and will assist in helping Atrinsic achieve its long-term strategic goals.”

About Atrinsic

New Motion, Inc., doing business as Atrinsic (NASDAQ: NWMO), is one of the fastest growing digital advertising and entertainment networks in the United States. Atrinsic brings together the power of the Internet, the latest in mobile technology, and traditional marketing/advertising methodologies, creating a fully integrated vehicle for both entertainment content and brand-based and performance advertising. Entertainment content is organized into four strategic services -- digital music, casual games, sweepstakes, and community and lifestyle. Brands include Altnet, a mobile legal music download service featuring original artists, GatorArcade, a premium online and mobile gaming site, Bid4Prizes, a low-bid mobile auction game, and iMatchUp, one of the first integrated web-mobile dating services. Feature-rich advertising services include a mobile ad network, extensive search capabilities, e-mail marketing, one of the biggest publisher networks around at 8000+ and growing, and proprietary entertainment content. Headed by a team of Internet, new media, entertainment and technology professionals, the Company is headquartered in New York and has offices in Irvine, CA, Seattle, WA, and Moncton, Canada. Atrinsic was recently called "a company to watch" by Wireless Business Forecast, and the Company’s mobile content capabilities were named a "rival to those of their mainstream-media counterparts" by Wired Magazine. For more information, please visit www.atrinsic.com.

Forward-Looking Statements

This news release includes forward-looking statements. These statements are based on certain assumptions and reflect our current expectations. Statements including words such as “anticipate,” “propose,” “estimate,” “believe” or “expect” and statements in the future tense are forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements to differ materially from any future results, performance, or achievements discussed or implied by such forward-looking statements. Some of the factors that could cause results to differ materially from the expectations expressed in these forward-looking statements include the following: risks related to the successful offering of the company’s products and services in a recessionary economy; the risk that the anticipated benefits of the company’s merger with Traffix and the company’s acquisition of Ringtone.com may not be realized; and other risks that may impact New Motion’s businesses, some of which are discussed in the company’s reports filed with the Securities and Exchange Commission (the “SEC”) under the caption “Risk Factors.” Copies of New Motion’s filings with the SEC can be obtained at the SEC’s website at www.sec.gov. You can also obtain copies of New Motion’s reports through its website at http://www.atrinsic.com. Forward-looking statements speak only as of the date of the document in which they are made. New Motion undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this release.